                                                                   EXHIBIT 5.1





                      [Snow Becker Krauss P.C. Letterhead]




                                          __________, 2001


Conrex International Financial, Inc. d/b/a
Global Express Capital Mortgage

Global Express Capital Real Estate Investment Fund I, LLC
8540 Southeastern Avenue, Suite 200
Las Vegas, Nevada  89123


               Re: Global Express Capital Real Estate Investment Fund I, LLC
                   LEGALITY OF THE SECURITIES BEING REGISTERED
                   ----------------------------------------------------------

Ladies and Gentlemen:

      In connection with the registration of up to $25,000,000 aggregate principal amount of Series A, Series B, Series C and Series D Membership Certificates ("Certificates") representing limited liability company interests in Global Express Capital Real Estate Investment Fund I, LLC (the "Fund") to be filed under the Securities Act of 1933, as amended, you have requested our opinion as to whether the Certificates, when issued will be lawfully and validly issued, fully paid and non-assessable.

      For purposes of offering this opinion, we have examined originals or copies of the documents listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. The documents we have examined are:

      1. The Form S-11 Registration Statement to be filed by the Fund with the Securities and Exchange Commission, as amended, (the "Registration Statement");

      2. The Certificate of Formation of the Fund dated as of November 22, 2000;

      3. The Amended and Restated Operating Agreement of the Fund dated as of March 31, 2001;

Global Express Capital Mortgage et al.
__________, 2001
Page 2



      4. The forms of the Certificate which are to be issued to the Members of the Fund.

      In addition, in rendering this opinion, we have relied upon your representation that the Certificates will be offered to the public in the manner and on the terms identified or referred to in the Registration Statement.

      Based upon and subject to the forgoing and the effect, if any, of the matters discussed below, after having given due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is part thereof, and the prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act of 1933, as amended, throughout all periods relevant to this opinion, (ii) all offers and sales of the Certificates are made in a manner complying with the terms of the Registration Statement, and (iii) all offers and sales of the Certificates are in compliance with the securities laws of the states having jurisdiction thereof, we are of the opinion that the Certificates, when issued, will be lawfully and validly issued, fully paid and non-assessable.

      This opinion is furnished to you in connection with the registration of the Certificates in the Fund, is solely for your benefit, and may not be relied on by, nor copies delivered to, any other person or entity without our prior written consent. Notwithstanding the preceding sentence we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                    Sincerely yours,

                                    SNOW BECKER KRAUSS P.C.


                                    By:
                                       -----------------------------
                                          A Member of the Firm